EXHIBIT 99.5

CONSENT TO BE NAMED AS A TRUSTEE

Chesapeake Lodging Trust has filed a Registration Statement on Form S-11 (together with any amendments, the “Registration Statement”) to register common shares of beneficial interest for issuance in its initial public offering. As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement as a person who has agreed to serve as a trustee beginning immediately after the closing of the offering.

/s/ Jeffrey D. Nuechterlein
Name:	Jeffrey D. Nuechterlein
Date:	November 24, 2009